Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	JUNE 26, 2007

FIRST COMMUNITY BANCORP ANNOUNCES

ACQUISITION OF BUSINESS FINANCE CAPITAL CORPORATION

— Acquisition enhances Pacific Western Bank’s commercial finance operations —

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced that on June 25, 2007 it acquired Business Finance Capital Corporation, or BFCC, a commercial finance company based in San Jose, California, for $35 million composed of $6 million in cash and $29 million in First Community common stock.  BFCC’s wholly-owned subsidiary, BFI Business Finance, or BFI, is an asset-based lender with 34 employees and approximately $88 million in loans as of May 31, 2007.  BFI lends primarily to growing business throughout California and the northwestern United States.

BFI will operate under its current name as a subsidiary of Pacific Western Bank, a wholly-owned subsidiary of First Community.  BFI will maintain its focus on asset-based lending.  BFI’s president, David Drogos, and its executive vice president, Jeffrey Johnson, as well as all other BFI employees, will remain on with BFI.

Matt Wagner, Chief Executive Officer of First Community, commented “BFI’s conservative approach to credit and the strength of their management team have made BFI into a consistent performer in commercial finance.  We look forward to adding their expertise to our organization and giving them the opportunity to grow further.”

Vic Santoro, executive vice president and chief financial officer of First Community, stated “The acquisition of BFCC augments our commercial loan assets and enhances the geographical diversification of our loan portfolio.  Additionally, by providing a lower cost of funding for BFI’s loans, we can increase BFI’s overall profitability.”

In March 2004, First Community acquired First Community Financial Corp., or FCF, an asset-based lender and factoring company located in Phoenix, Arizona.  FCF’s operations became a division of Pacific Western Bank in October 2006.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.3 billion in assets as of March 31, 2007, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance, and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by such forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; and changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC. The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821. Attention: Investor Relations. Telephone 714-671-6800.